UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 19, 2013

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Hannover House, Inc.

(Exact name of registrant as specified in its charter)

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Wyoming	000-28723	91-1906973
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation or Organization)	File Number)	Identification No.)

1428 Chester Street, Springdale, AR 72764
(Address of Principal Executive Offices) (Zip Code)

479-751-4500
(Registrant’s telephone number, including area code)

f/k/a "Target Development Group, Inc."

f/k/a "Mindset Interactive Corp."

330 Clematis Street, Suite 217, West Palm Beach, Florida 33401 (561) 514-0936
(Former name or former address and former fiscal year, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

SECTION 2 — FINANCIAL INFORMATION

Item 2.02

Results of Operations and Financial Condition.

Company released its financial results and compliance filings for the period ending Sept. 30, 2013, which are posted onto the OTC Markets website under ticker symbol: HHSE. Primary reports are attached hereto as Exhibits. For the Q3 reporting period, Company posted revenues of $1,205,392, with an operating, pre-tax profit of $351,697. The revenue results represent an increase of approximately sixty-one percent (61%) as compared to the same reporting quarter last year; the operating, pre-tax profit results represent a reduction of approximately 19% against the prior year's income for the same quarter. The Company attributes the decline in profit margin to the commencement of international sales activities, which generate a lower fee structure for Hannover House than consumer products (such as DVDs, Blu-Rays and Books).

General and Administrative Expenses for Q3 were $63,229, which represents a reduction of nearly $100,000 from the Company's Q2 (2013) G&A, and a reduction of approximately $33,000 from the same period last year. The year-over-year reduction is attributable primarily to a reduction in staff, including the termination of a sales consulting arrangement for DVD's and Blu-Ray products. The reduction from Q2 is attributable primarily to an unusually high legal expenditure in Q2 (relating to the initiation of a credit facility with TCA Global Master Fund), and financial consulting fees relating to the overall strategy for growth.

SECTION 3 — SECURITIES AND TRADING MARKETS

Item 3.03

Material Modification to Rights of Security Holders.

Company has authorized the filing of a U.C.C. Security Interest in the Accounts Receivable, for the benefit of TCA Global Master Fund, as a requirement to the creation of a credit facility for Hannover House, and subject to the limitation of Company's share of receivables.

SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Company has reached an agreement with the two principal officers, directors and managers of the Company - D. Frederick Shefte (President) and Eric F. Parkinson (C.E.O.) - for a reduction in the base annual salary that each has been earning. During calendar years 2010, 2011 and 2012, each of Shefte and Parkinson were earning salary at the rate of one-hundred-eighty thousand dollars ($180,000) per year, with most of this amount accrued as deferred income (and not paid). As of January 1, 2013, the rate of salary for each was reduced to ninety-thousand dollars ($90,000) per year, the majority of which continues to be deferred (and not paid). Company reserves the option to convert any portion of the deferred salaries accrued for the benefit of Shefte and / or Parkinson into restricted shares at the market price of shares at the time, in the event that Company deems such an equity conversion to be more beneficial that the existing, cash obligation.

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

During 2013, Company modified its Articles of Incorporation to reduce the total quantity of Authorized Shares by one-hundred-million (100,000,000) shares. The new total of Authorized Shares is six-hundred-million (600,000,000), which amount has been duly recorded with both the Wyoming Secretary of State, and with the Company's Transfer Agent, Standard Registrar & Transfer Co., Inc. Company has amended its Bylaws to authorize the option of issuing a detailed "Annual Report" and shareholder conference call, in lieu of an annual meeting of shareholders. Previously held annual shareholder meetings have generated minimal attendance and were not viewed as an efficient forum for the dissemination of information requested by shareholders.

SECTION 8 — OTHER EVENTS

Item 8.01

Other Events.

Company has entered into "option" agreements with property rights owners for the right to purchase three motion picture properties. The execution of these option agreements does not constitute an event of material impact or significant financial expense, but does enable the Company to begin seeking financing for each of these three projects. Company plans to seek financing from international pre-sales (bankable contracts for specific territories or media), co-production arrangements and tax beneficial structures. Two of the three motion picture properties have been publicly disclosed, specifically "Mother Goose" (aka "Utopia") by Mike Snyder, and "The Legend of Belle Starr" by Truman Nicholson. Financing for a previously announced feature film production, "Mothman Chronicles" from Allegheny Filmworks, has still not been completed. Company retains the home video rights to a major feature film entitled "Wild Oats" subject to an option agreement under which the Hannover House rights may be purchased by the producers of the film, or their designee.

During 2014 and 2015, Company has agreed to present qualifying, theatrically released films, to 20th Century Fox Home Entertainment ("Fox"), for release to the home video market in the United States and Canada (including all non-subscription / transactional Video-on-Demand outlets). Company had previously engaged Fox for the release of the feature film, "Twelve" (from director Joel Schumacher), the results of which were determined to be financially beneficial for Hannover House.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.
(a) Financial statements of businesses acquired. Not Applicable.
(b) Pro forma financial information. Not Applicable.
(c) Shell company transactions. Not Applicable.
(d) Exhibits.
Ex. 1 - Quarterly Financial Results for the three-month period ending Sept. 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: November 19, 2013	Hannover House, Inc.
	By	/s/ Eric F. Parkinson
Name: Eric F. Parkinson Title: C.E.O.

INDEX TO EXHIBITS

Exhibit No.	Description
1	Quarterly Financial Results for the three-month period ending Sept. 30, 2013